Southwest Bancorp, Inc., Parent of Bank SNB, Announces Sale of Branch Banks in Anthony, Harper and Overland Park, Kansas

Company to Focus on Larger Commercial

Markets in Kansas, Oklahoma and Texas

STILLWATER, Okla., January 16, 2014 – Southwest Bancorp, Inc. (NASDAQ Global Select Market - OKSB), (“Southwest”), and its subsidiary Bank SNB, National Association (“Bank SNB”), announced the execution of agreements to sell branch banks in Anthony, Harper and Overland Park, Kansas.

Bank branches in Anthony and Harper, KS, with $123 million in combined total deposits,

will be purchased by BancCentral, National Association in Alva, OK. The Overland Park branch, with $11 million in deposits, will be purchased by Fidelity Bank, Wichita, KS.  The transactions are expected to be completed during the second quarter of 2014, subject to regulatory approvals and other customary terms and conditions.  The banking offices will continue to be staffed by the current employees of each market.

Southwest will maintain Bank SNB offices in Hutchinson, South Hutchinson and Wichita, KS, as well as banking operations throughout Oklahoma and Texas.

“A strategic evaluation of where to best invest our capital and resources found Hutchinson, South Hutchinson and Wichita better fit our product lines in Kansas, along with our banking offices in Oklahoma and Texas,” said Southwest President and CEO Mark W. Funke. “The purchasing banks are excited to be able to expand their services in these communities.  We will work closely and cooperatively with each of the purchasers to ensure a smooth transition.  We have no plans to divest of any other banking offices at this time, and will focus on growing our presence in the other markets in which we operate.”

Southwest was advised in both sale transactions by D.A. Davidson & Co., an investment banking firm, and McAfee & Taft, legal advisor.  BancCentral was advised by Fenimore, Kay, Harrison & Ford, LLP as legal advisor.  Fidelity Bank was advised by Kilpatrick Townsend & Stockton LLP as legal advisor.

About Southwest Bancorp, Inc.

Southwest Bancorp, Inc. is the bank holding company for Bank SNB, National Association. Through Bank SNB, Southwest offers commercial and consumer lending, deposit and investment services, specialized cash management, and other financial services from offices in Oklahoma, Texas, and Kansas, and on the Internet, through Bank SNB DirectBanker®. Southwest was organized in 1981 as the holding company for Bank SNB, which was chartered in 1894.

Southwest's common stock is traded on the NASDAQ Global Select Market under the symbol OKSB.

###

CONTACT:For additional information:

Mark Funke

President & CEO

Joe T. Shockley

EVP & CFO

(405) 372-2230